As filed with the Securities and Exchange Commission on July 5, 2012

Registration No. 333-181331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ONCOMED PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	38-3572512
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 Chesapeake Drive

Redwood City, CA 94063

(650) 995-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul J. Hastings

President & Chief Executive Officer

OncoMed Pharmaceuticals, Inc.

800 Chesapeake Drive

Redwood City, CA 94063

(650) 995-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	Dr. Alicia J. Hager, Esq. Vice President, Legal Affairs & Chief Patent Counsel OncoMed Pharmaceuticals, Inc. 800 Chesapeake Drive Redwood City, CA 94063 (650) 995-8200	Donald J. Murray, Esq. Margaret S. Lam, Esq. Covington & Burling LLP 620 Eighth Avenue New York, NY 10018 (212) 841-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 is being filed for the purpose of refiling Exhibits 10.1(A), 10.1(B), 10.2 and 10.3(A) and amending the Exhibit Index that is incorporated by reference into Item 16 of Part II of the Registration Statement (File No. 333-181331). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

ITEM	AMOUNT TO BE PAID
SEC Registration Fee		$13,179
FINRA Filing Fee		12,000
The NASDAQ Global Market Listing Fee		*
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Premium Paid on Director and Officer Insurance Policy		*
Accounting Fees and Expenses		*
Blue Sky, Qualification Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

■	any breach of the director’s duty of loyalty to us or our stockholders;

■	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

■	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

■	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

■	we may indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

■

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

■	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, attached as Exhibit 3.2 hereto, and our amended and restated bylaws, attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

The following list sets forth information as to all securities we have sold since January 1, 2009, which were not registered under the Securities Act. The following share numbers and per share amounts have not been adjusted for the reverse stock split of our Class A common stock and Class B common stock to be effected before the completion of this offering.

1. We sold an aggregate of 578,494 shares of Class A common stock to employees, directors and consultants for cash consideration in the aggregate amount of $140,831 upon the exercise of stock options and stock awards.

2. We granted stock options and stock awards to employees, directors and consultants under our Stock Incentive Plan covering an aggregate of 5,074,458 shares of Class A common stock, at an average exercise price of $0.74 per share. Of these, options covering an aggregate of 51,667 shares were cancelled without being exercised.

3. In October 2009, we sold 3,529,410 shares of Series B-1 convertible preferred stock at a price of $1.70 per share for gross proceeds of $6.0 million to seven accredited investors.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (1) and (2) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transaction described in paragraph (3) above under Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions represented that they were accredited investors and that they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933, as amended, and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the Registrant or had adequate access, through their relationship with the Registrant, to financial statement or non-financial statement information about the Registrant. The sale of these securities was made without general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on July 5, 2012.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ Paul J. Hastings
Paul J. Hastings President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Paul J. Hastings Paul J. Hastings	President, Chief Executive Officer and Director (Principal Executive Officer)	July 5, 2012

/s/ William D. Waddill William D. Waddill	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 5, 2012

* James N. Woody, M.D., Ph.D.	Chairman of the Board of Directors	July 5, 2012

* James W. Broderick, M.D.	Director	July 5, 2012

* Terry Gould	Director	July 5, 2012

* Jack W. Lasersohn, J.D.	Director	July 5, 2012

* Laurence Lasky, Ph.D.	Director	July 5, 2012

* Deepa R. Pakianathan, Ph.D.	Director	July 5, 2012

* Denise Pollard-Knight, Ph.D.	Director	July 5, 2012

* Jonathan D. Root, M.D.	Director	July 5, 2012

*By:	/s/ William D. Waddill
William D. Waddill, Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1*	Form of Underwriting Agreement

3.1+	Amended and Restated Certificate of Incorporation

3.2*	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering

3.3+	Bylaws

3.4+	Form of Amended and Restated Bylaws, to be in effect upon completion of the offering

4.1*	Form of Common Stock Certificate

4.2(A)+	Warrant to Purchase Stock, dated October 14, 2004, issued to Silicon Valley Bank

4.2(B)+	Amendment to Warrant Agreement, dated December 5, 2005, by and between the registrant and Silicon Valley Bank

4.3(A)+	Plain English Warrant, dated January 12, 2007, issued to TriplePoint Capital LLC

4.3(B)+	Plain English Warrant, dated January 12, 2007, issued to TriplePoint Capital LLC

4.3(C)+	Plain English Warrant, dated March 7, 2008, issued to TriplePoint Capital LLC

4.3(D)+	Plain English Warrant, dated October 7, 2008, issued to TriplePoint Capital LLC

4.4(A)+	Amended and Restated Investor Rights Agreement, dated October 7, 2008, by and among the registrant and certain stockholders

4.4(B)+	Amendment and Consent, dated September 16, 2010, by and among the registrant and certain stockholders

5.1*	Opinion of Latham & Watkins LLP

10.1(A)†	Research and Development Collaboration, Option and License Agreement, dated December 7, 2007, by and between the registrant and SmithKline Beecham Corporation

10.1(B)†	Amendment No. 1 to the Research and Development Collaboration, Option and License Agreement, dated July 28, 2011, by and between the registrant and GlaxoSmithKline LLC

10.2†	Collaboration and Option Agreement, dated June 15, 2010, by and between the registrant and Bayer Schering Pharma AG

10.3(A)†	Subscription and License Agreement, dated June 1, 2006, by and between the registrant and MorphoSys AG

10.3(B)†+	Commercial License Requests under the Subscription and License Agreement, dated April 28, 2008 and May 6, 2008, by and between the registrant and MorphoSys AG

10.4(A)†+	License Agreement, dated January 5, 2001, by and between the registrant (as successor in interest to Cancer Stem Cell Genomics, Inc.) and the Regents of the University of Michigan

10.4(B)†+	Amendment Number 1 to License Agreement, dated July 21, 2004, by and between the registrant (as successor in interest to Cancer Stem Cell Genomics, Inc.) and the Regents of the University of Michigan

10.4(C)†+	Amendment Number 2 to License Agreement, dated August 13, 2004, by and between the registrant and the Regents of the University of Michigan

EXHIBIT NUMBER	DESCRIPTION
10.4(D)+	Amendment No. 3 to License Agreement, dated March 31, 2005, by and between the registrant and the Regents of the University of Michigan

10.4(E)+	Amendment No. 4 to License Agreement, dated December 12, 2005, by and between the registrant and the Regents of the University of Michigan

10.4(F)†+	Amendment No. 5 to License Agreement, dated March 12, 2007, by and between the registrant and the Regents of the University of Michigan

10.4(G)+	Amendment No. 6 to License Agreement, dated October 6, 2008, by and between the registrant and the Regents of the University of Michigan

10.4(H)+	Letter, dated September 4, 2008, from the University of Michigan to the registrant regarding the License Agreement

10.4(I)†+	Memorandum of Understanding, dated May 8, 2009, by and between the registrant and the Regents of the University of Michigan

10.5(A)+	Lease, dated May 30, 2006, by and between the registrant and Slough Redwood City, LLC

10.5(B)+	First Amendment to Lease, dated November __, 2006, by and between the registrant and Slough Redwood City, LLC

10.5(C)+	Second Amendment to Office Lease, dated December 22, 2010, by and between the registrant and HCP LS Redwood City, LLC

10.6(A)#+	2004 Stock Incentive Plan, as amended

10.6(B)#+	Form of Stock Option Agreement under 2004 Stock Incentive Plan

10.7#*	2012 Equity Award Incentive Plan

10.8#*	Employee Stock Purchase Plan

10.9#+	Offer Letter, dated November 12, 2005, by and between the registrant and Paul Hastings

10.10#+	Offer Letter, dated May 27, 2004, by and between the registrant (as successor in interest to Cancer Stem Cell Genomics, Inc.) and John A. Lewicki

10.11#+	Offer Letter, dated October 15, 2007, by and between the registrant and William D. Waddill

10.12#+	Offer Letter, dated June 18, 2009, by and between the registrant and Sunil Patel

10.13#+	Offer Letter, dated July 14, 2005, by and between the registrant and Tim Hoey

10.14#+	Offer Letter, dated September 27, 2004, by and between the registrant and Austin Gurney

10.15(A)#+	Offer Letter, dated February 5, 2007, by and between the registrant and Steven E. Benner

10.15(B)#+	Separation Agreement and General Release, dated November 22, 2011, by and between the registrant and Steven E. Benner

10.16#+	Form of Indemnity Agreement for directors and officers

10.17#+	Form of Change in Control and Severance Agreement for officers

EXHIBIT NUMBER	DESCRIPTION

10.18#+	Offer Letter, dated July 28, 2011, by and between the registrant and Jakob Dupont

10.19#+	Offer Letter, dated April 24, 2008, by and between the registrant and Alicia J. Hager

23.1+	Consent of independent registered public accounting firm

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1+	Power of Attorney

*	To be filed by amendment.

+	Previously filed.

†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

#	Indicates management contract or compensatory plan.